Filed Pursuant to Rule 433

Registration Statement No. 333-215316

May 3, 2017

Republic of Panama

Ministerio de Economía y Finanzas

Dirección de Financiamiento Público

Via España y Calle 52

Edificio Ogawa, Piso 4

Panama, Republic of Panama

FOR IMMEDIATE RELEASE

May 3, 2017

PANAMA, REPUBLIC OF PANAMA —

New Bonds Offering

The Republic of Panama (“Panama”) announced today the commencement of a global offering (the “New Bonds Offering”) of its global bonds to be denominated in U.S. Dollars, due 2028 (the “2028 New Bonds”) and due 2047 (the “2047 New Bonds” and together with the 2028 New Bonds, the “New Bonds”). The New Bonds offered may include New Bonds that may be issued and sold to certain tendering holders in the Tender Offer (as described below). The 2028 New Bonds will be consolidated and form a single series with, and be fungible with, the outstanding U.S. $1,000,000,000 3.875% Global Bonds due 2028 (CUSIP No. 698299 BF0, ISIN US698299BF03, Common Code 138083179), previously issued by Panama. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC will serve as Joint Lead Underwriters for the New Bonds Offering.

The New Bonds Offering is being made only by means of a preliminary prospectus supplement and an accompanying base prospectus. Copies of the preliminary prospectus supplement and the related prospectus for the New Bonds Offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, by calling 1-800-294-1322 (U.S. toll free); or Morgan Stanley & Co. LLC, by calling 1-800-624-1808 (U.S. toll free).

Application will be made to have the New Bonds listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Tender Offer

Panama also announced today that it has commenced an offer to purchase for cash (the “Tender Offer”) any and all of its outstanding 5.200% Global Bonds due 2020 (CUSIP 698299 AX2, ISIN US698299AX28, Common Code 046890663) (the “Old Bonds”) in an aggregate principal amount that will not result in an aggregate Purchase Price that exceeds an amount determined by Panama in its sole discretion (the “Maximum Purchase Amount”). As of May 3, 2017, there were U.S. $1.5 billion Old Bonds outstanding. The purchase price to be paid per U.S. $1,000 principal amount of

Old Bonds that are tendered and accepted pursuant to the Tender Offer will be U.S. $ 1,087.50. Holders of the Old Bonds participating in the Tender Offer will also receive any accrued and unpaid interest on their Old Bonds up to (but excluding) the Tender Offer Settlement Date. The Tender Offer is made subject to the terms and conditions contained in the Offer to Purchase, dated May 3, 2017 (the “Offer to Purchase”). The Tender Offer is conditioned upon the pricing of the issue of additional 2028 New Bonds issued by Panama and the new issue of 2047 New Bonds issued by Panama, respectively, in an amount and on terms and conditions acceptable to Panama, which is expected to occur Thursday, May 4, 2017. All capitalized terms used but not defined under the heading “Tender Offer” in this communication have the respective meanings specified in the Offer to Purchase.

The tender period (the “Tender Period”) will commence at the open of market, New York time, Thursday, May 4, 2017, and, unless extended or earlier terminated by Panama in its sole discretion, the Tender Period will expire for Non-Preferred Tenders at 12:00 noon, New York time, and, for Preferred Tenders, at 4:00 p.m., New York time, Thursday, May 4, 2017. Panama expects to announce the Maximum Purchase Amount, the aggregate principal amount of Preferred Tenders and Non-Preferred Tenders that have been accepted and whether any proration has occurred at or around 9:00 a.m. New York time on Friday, May 5, 2017. The settlement of the Tender Offer is scheduled to occur on Thursday, May 11, 2017 (the “Tender Offer Settlement Date”), subject to change without notice.

During the Tender Period, a holder of Old Bonds may place orders to tender Old Bonds (“Tender Orders”) through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the billing and delivering bank for the Tender Offer (in such capacity, the “Billing and Delivering Bank”) or Morgan Stanley & Co. LLC. If a holder does not have an account with either of the Dealer Managers, and desires to tender its Old Bonds, it may do so through a broker, dealer, commercial bank, trust company, other financial institution or other custodian, that has an account with one of the Dealer Managers. Holders will NOT be able to submit tenders through Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme or the Depository Trust Company (“DTC”). The Billing and Delivering Bank will consolidate all Tender Orders, and accept Old Bonds for purchase pursuant to the terms and conditions in the Offer to Purchase on behalf of Panama, subject to proration as described in the Offer to Purchase, at or around 9:00 a.m., New York time, on Friday, May 5, 2017 or as soon as possible thereafter, subject to appropriate adjustments to avoid purchase of Old Bonds in principal amounts other than Permitted Tender Amounts. Failure to deliver Old Notes on time may result, in Panama’s sole discretion, in any of the following: (i) the cancellation of a tender and the investor’s becoming liable for any damages resulting from that failure, and/or (ii) the delivery of a buy-in notice for the purchase of such Old Notes, executed in accordance with customary brokerage practices for corporate fixed income securities, and/or (iii) in the case of Preferred Tenders, the cancellation of a tender and the investor’s remaining obligated to purchase his or her allocation of New Notes in respect of his or her related Indication of Interest. Panama reserves the right, in its sole discretion, not to accept any or all Tender Orders and to terminate the Tender Offer for any reason. Tender Orders by a holder of Old Bonds must be of principal amounts that are Permitted Tender Amounts as defined in the Offer to Purchase.

To the extent proration occurs, Merrill Lynch, Pierce, Fenner & Smith Incorporated will accept Old Bonds with appropriate adjustments to avoid purchase of Old Bonds in principal amounts other than Permitted Tender Amounts. Each holder submitting an Indication of Interest and tendering Old Bonds shall be deemed to represent to Panama, the Dealer Managers and the Billing and Delivering Bank that such holder held, from the time of its submission of its Tender Order through the Expiration Time, at least the amount of Old Bonds as are being tendered.

All Old Bonds that are tendered pursuant to Tender Orders and are accepted by Panama will be purchased by the Billing and Delivering Bank on behalf of Panama. There is no letter of transmittal for the Tender Offer. Old Bonds held through DTC must be delivered for settlement no later than 3:00 p.m., New York time, on the Tender Offer Settlement Date. If a holder holds Old Bonds through Euroclear or Clearstream, the latest process it can use to deliver its Old Bonds is the overnight process, one day prior to the Settlement Date; holders may not use the optional daylight process. Holders will not have withdrawal rights with respect to any tenders of Old Bonds in the Tender Offer after the expiration of the Tender Period. Old Bonds accepted for purchase will be settled on a delivery versus payment basis in accordance with customary brokerage practices for corporate fixed income securities (i.e., a “desk to desk” or “broker to broker” trade).

Panama may, but is not required to, issue and sell New Bonds to holders who validly tender their Old Bonds pursuant to the Tender Offer and place firm orders for New Bonds during the Tender Period (as well as investors that are not participating in the Tender Offer). Any New Bonds issued to tendering holders in the Tender Offer as described above will be consolidated and form a single series with, and be fully fungible with, the other New Bonds of the same series, to be issued and sold pursuant to the offering of New Bonds on the settlement date for the New Bonds.

The Tender Offer is subject to Panama’s right, at its sole discretion and subject to applicable law, to extend, terminate, withdraw, or amend the Tender Offer at any time. Each of Panama and the Billing and Delivering Bank and the Dealer Managers reserves the right, in the sole discretion of each of them, not to accept tenders for any reason.

The Offer to Purchase may be downloaded from the Information Agent’s website at www.dfking.com/panama or from any of the Dealer Managers.

The Dealer Managers for the Tender Offer are:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Attention: Debt Advisory Services

One Bryant Park

New York, New York 10036

Attention: Debt Advisory Services

In the United States:

+1 (646) 855-8988 or

+1 (888) 292-0070 (U.S. toll free)

Morgan Stanley & Co. LLC

Attention: Liability Management

1585 Broadway

New York, New York 10036

In the United States:

+1 800-624-1808 (U.S. toll free) or

Outside the United States, call collect:

+1 212-761-1057

The Billing and Delivering Bank for this Tender Offer is Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Questions regarding the Tender Offer may be directed to the Dealer Managers at the above contact.

*                    *                      *

Panama has filed a registration statement (including the preliminary prospectus supplement and the prospectus) with the SEC for the New Bonds Offering. Before making an investment decision, investors should read the prospectus in that registration statement and other documents Panama has filed with the SEC for more complete information about Panama and such New Bonds Offering. Investors may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Joint Lead Underwriters, the Dealer Managers or the Information Agent, as the case may be, will arrange to send the prospectus supplement and the prospectus if investors request it by calling any one of them at the numbers specified above and below.

Important Notice

The distribution of materials relating to the New Bonds Offering and the Tender Offer and the transactions contemplated by the New Bonds Offering and the Tender Offer may be restricted by law in certain jurisdictions. Each of the New Bonds Offering and the Tender Offer is void in all jurisdictions where it is prohibited. If materials relating to the New Bonds Offering or the Tender Offer come into an investor’s possession, such investor is required by Panama to inform himself or herself of and to observe all of these restrictions. The materials relating to the New Bonds Offering or the Tender Offer, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the New Bonds Offering or the Tender Offer be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the New Bonds Offering or the Tender Offer, as the case may be, shall be deemed to be made by the Dealer Manager or such affiliate on behalf of Panama in that jurisdiction. Owners who may lawfully participate in the Tender Offer in accordance with the terms thereof are referred to as “holders.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the preliminary prospectus supplement and the accompanying prospectus.

Belgium

In Belgium, the New Bonds Offering and the Tender Offer are not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 10, §1 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market (Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt/Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marchés réglementés), as amended or replaced from time to time (Belgian Qualified Investor), that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Wetboek van economisch recht/Code de droit économique), as amended or replaced from time to time (Consumers). A Consumer within the meaning of Article I.1, 2° of the Belgian Code of Economic Law is any natural person who is acting for purposes which are outside their trade, business, craft or profession.

Belgian Qualified Investors are professional clients and eligible counterparties as referred to in Annex A and Article 3, § 1 of the Belgian Royal Decree of June 3, 2007 containing detailed rules implementing the Markets in Financial Instruments Directive (“MiFID”) and the Commission Directive 2006/73/EC implementing MiFID as regards organizational requirements and operating conditions for investment firms and defined terms for the purposes of that Directive (Koninklijk besluit tot bepaling van nadere regels tot omzetting van de richtlijn betreffende markten voor financiële instrumenten/Arrêté royal portant les règles et modalités visant à transposer la directive concernant les marchés d’instruments financiers), as amended or replaced from time to time.

As a result, the New Bonds Offering and the Tender Offer do not constitute a public takeover bid pursuant to Articles 3, §1, 1° and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids (Wet op de openbare overnamebiedingen/Loi relative aux offres publiques d’acquisition), as amended or replaced from time to time.

Consequently, the New Bonds Offering and the Tender Offer and any material relating thereto have not been and will not be, notified or submitted to, nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering or tendering of securities.

The New Bonds Offering and the Tender Offer as well as any materials relating thereto may not be advertised, nor distributed, directly or indirectly, to any person in Belgium other than Belgian Qualified Investors acting for their own account who are not Consumers, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

The New Bonds Offering cannot be considered to be a regulated investment service such as investment advice as listed under Annex I to the European Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments (MiFID), as amended or replaced from time to time.

Canada

In Canada, the New Bonds are not directly or indirectly being made to, or for the account of, any person other than purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and who are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the New Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of the New Bonds may be made in that Relevant Member State other than under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

1.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

2.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) per Relevant Member State, subject to obtaining the prior consent of the Dealer Managers for any such offer; or

3.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the New Bonds shall result in a requirement to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a prospectus supplement pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “offer to the public of the New Bonds” in relation to any New Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Bonds to be offered so as to enable an investor to decide to purchase or subscribe the New Bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Germany

The Tender Offer is made in Germany to existing holders of the Old Bonds only.

The prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other member state of the European Economic Area which has implemented the Prospectus Directive pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the New Bonds, or distribution of a prospectus, a prospectus supplement or any other offering material relating to the New Bonds and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany has been or will be published within the Federal Republic of Germany, nor has the prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within the Federal Republic of Germany. Accordingly, any offer or sale of the New Bonds or any distribution of offering material within the Federal Republic of Germany may violate the provisions of the German Securities Prospectus Act.

There has been no offer, sale or delivery and there will be no offer, sale or delivery of any bonds in Germany other than in accordance with provisions of the German Securities Prospectus Act; and any offering material relating to the New Bonds will be distributed in the Federal Republic of Germany only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany. The prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The New Bonds have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the New Bonds has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the New Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The New Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and there will be no offer or sale of any New Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

In Luxembourg, this announcement has been prepared on the basis that the offer of the New Bonds, the Tender Offer and the potential exchange offer will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus for offers of securities.

Malaysia

Nothing in the prospectus supplement constitutes the making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the New Bonds in Malaysia. No approval, authorization or recognition from, or registration with, the Securities Commission of Malaysia (“SC”) has been or will be obtained for the making available, offer for subscription or purchase of, or invitation to subscribe for or purchase, or sale, of the New Bonds or any other securities under the Capital Markets and Services Act 2007 to any persons in Malaysia. Neither the prospectus supplement or any amendment or supplement nor any prospectus, disclosure document or other offering document has been or will be approved by, or registered or lodged with, the SC, Registrar of Companies, or any other authority in connection with the offering or invitation in Malaysia. Accordingly, no offering or invitation in respect of the New Bonds or any other securities is or will be made in Malaysia pursuant to the prospectus supplement or any amendment or supplement thereto. The prospectus supplement or any amendment or supplement thereto or any other offering document in relation to the New Bonds may not be circulated or distributed in Malaysia, whether directly or indirectly, for the purpose of making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the New Bonds, and no person may offer for purchase any of the New Bonds directly or indirectly to anyone in Malaysia. The New Bonds will only be made available or offered or sold exclusively to persons outside Malaysia.

Panama

The Tender Offer, the prospectus supplement, the Old Bonds and the New Bonds have not been and will not be registered with the Superintendence of Securities Markets of the Republic of Panama under Decree Law 1 of 1999, as amended, as they are exempted to do so. Therefore, the Old Bonds and the New Bonds may be publicly offered and sold in the Republic of Panama to any investor pursuant to registration exemptions applicable to government securities.

Singapore

Each Underwriter has acknowledged that this The prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, there has been, and will not be, any offer or sale of any New Bonds nor will such New Bonds be made the subject of an invitation for subscription or purchase, and there has not been, nor will there be, any circulation or distribution, of the prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such New Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the New Bonds shall not be sold within the period of six months from the date of the initial acquisition of the debt securities, except to any of the following persons:

•	an institutional investor (as defined in Section 4A of the SFA);

•	a relevant person (as defined in Section 275(2) of the SFA); or

•	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Where the New Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the New Bonds pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

South Korea

The New Bonds have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) for public offering in Korea under the Financial Investment Services and Capital Markets Act of Korea and its subordinate decrees and regulations. None of the New Bonds may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea (as defined under the Foreign Exchange Transaction Law of Korea) except pursuant to applicable laws and regulations of Korea. In addition, no tender offer for any bonds in exchange for the New Bonds may be made, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea.

Switzerland

The prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the New Bonds described therein in Switzerland, except as permitted by law. The New Bonds may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland.

Neither the prospectus supplement nor any other offering or marketing material relating to the New Bonds constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland or a simplified prospectus or a prospectus as such term is defined in the Swiss Collective Investment Scheme Act, and neither the prospectus supplement nor any other offering or marketing material relating to the New Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

The New Bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the New Bonds in Taiwan.

United Arab Emirates

The prospectus supplement is being provided at written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The New Bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the New Bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market).

United Kingdom

Neither the communication of the Offer to Purchase nor any other offer material relating to the Tender Offer has been approved by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000. The Offer to Purchase and the prospectus supplement are only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (as so amended, the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such other persons together being referred to as “relevant persons”). Any investment or investment activity to which the Offer to Purchase relates is available only to relevant persons and will be engaged in only with relevant persons. The New Bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the Offer to Purchase, the prospectus supplement or any of their contents.

There has only been, and will only be, communications of an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of the New Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer. There has been, and will be, compliance with all applicable provisions of the FSMA with respect to anything done by the Underwriters in relation to the New Bonds in, from or otherwise involving the United Kingdom.

Contact information:

D.F. King &Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

E-mail: panama@dfking.com

Call Collect:: +1-(212)269-5550

Call Toll-Free: (800)290-6428

website: www.dfking.com/panama